Exhibit 10.2

AMES NATIONAL CORPORATION
Ames, Iowa

AMES NATIONAL CORPORATION STOCK PURCHASE PLAN
Effective 1999 through 2008

August 10, 2005

GENERAL:
The shareholders of the Ames National Corporation (Company) approved a resolution on January 27, 1999, renewing the existing stock purchase plan for a ten-year period, which included a broader group of employees and added limited participation by non-officer members of the Board of Directors.

OBJECTIVE:
To encourage equity interests by officers, employees, and directors which provides additional incentive to improve banking performance and retain qualified individuals.

ELIGIBILITY:
Participants shall include all full-time Company and subsidiary banks’ (Banks) employees with three years of service and all current Company and Bank supervisors, officers, and members of the Boards of Directors. The eligibility requirements concerning length of employment will be determined as of December 31st of the preceding year. For the purpose of this plan, full-time participation will require 1,800 hours of service. The three years of service need not be consecutive. Eligibility will not include employees, officers, or directors who are not in the employ of the Company or Banks as of June 15th.

DISTRIBUTION:
The total number of shares available each year shall be 42,000 with each non-officer director eligible to purchase up to 240 shares annually. The remaining shares will be allocated based upon the percentage of each participant’s compensation to total compensation of employees, supervisors, and officers.

PRICE:
The purchase price shall be determined annually by an independent appraiser as of March 31st unless there is ample evidence of current market transactions including NASDAQ or similar market pricing.

In the event there is ample evidence of current market transactions, the fair market value of the stock shall be determined by the average of the closing prices on the last three days on which there was trading activity up to and including June 8th.

Participants and their allocated shares will be certified at the May meeting of the Board of Directors together with the purchase price (as previously described) to be in effect for the purchase of shares at the first business day prior to June 16th.

ADMINISTRATION OF PLAN:
The plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee shall designate a person (the "Plan Coordinator") who shall coordinate the actions and information between Plan Participants and the Company.

PLAN MODIFICATION AND TERMINATION:
The Plan will continue from year to year through 2008, but may be modified, suspended or discontinued at any time by the Company's Board of Directors.

CONCLUSION:
This Plan is intended to clarify the Resolution presented to the Ames National Corporation shareholders on January 27, 1999, to provide information to current and prospective employees, officers, and directors, and to aid in administering the stock purchase plan.